Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2009, relating to the consolidated financial statements and financial statement schedule of Cinemark Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for uncertainty in income taxes to adopt Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109”), and the effectiveness of Cinemark Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2008, and to the use of our reports dated March 10, 2009, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Dallas, Texas
May 6, 2009